Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR MORE INFORMATION

Investor Relations: Ed Egl

713-265-1656

eegl@wm.com

Media: Toni Beck

713-394-5093

Tbeck3@wm.com

Waste Management Names James C. (Jim) Fish, Jr. President

HOUSTON – JULY 27, 2016 – Waste Management, Inc. (NYSE: WM) today announced that its Board of Directors has appointed James C. (Jim) Fish, Jr. to the position of President, reporting to David Steiner, the company’s Chief Executive Officer. Fish retains his existing role as Chief Financial Officer while the Company conducts a search to fill that role.

The new Chief Financial Officer will report to Fish, who will maintain his responsibility for all financial affairs for Waste Management, including treasury, audit, accounting, financial planning, tax and investor relations. He will also continue to oversee the information technology group and several of the Company’s growth areas, including strategic business development and the Company’s organic growth group.

“The Board of Directors and I have a strong and ongoing focus on succession planning, and the next logical step in that process is for Jim to be appointed President,” said David P. Steiner, Chief Executive Officer of Waste Management.

“In his 15 years with the company, Jim has been pivotal to the success of our business, and this appointment is extremely well deserved. He is a talented leader with tremendous knowledge of and expertise in all aspects of our business and has an impressive track record of delivering results and driving shareholder value. The Senior Leadership Team and I look forward to continuing our work alongside Jim in his added role as President as we execute our strategy to drive profitable growth and create value for our shareholders,” Steiner added.

“I am excited to take on this role and humbled by the confidence David and the Board of Directors have demonstrated in me,” said Fish. “Our Company’s future is bright, our business plan is solid and I look forward to continue working with our field and corporate teams to successfully execute on all aspects of that plan.”

Fish, 54, joined Waste Management in 2001. Prior to becoming CFO, he held several key positions with the Company, including Senior Vice President for the Company’s Eastern Group, Area Vice President for Pennsylvania and West Virginia, Market Area General Manager for Massachusetts and Rhode Island, Vice President of Price Management and Director of Financial Planning and Analysis.

Before joining Waste Management, Fish held finance or revenue management positions at Westex, a Yellow-Roadway subsidiary; Trans World Airlines; and America West Airlines. He began his professional career at KPMG Peat Marwick. Fish earned a Bachelor of Science in accounting from Arizona State University and an MBA in finance from the University of Chicago. He is also a Certified Public Accountant.

ABOUT WASTE MANAGEMENT

Waste Management, based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of landfill gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management visit www.wm.com or www.thinkgreen.com.

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